Exhibit 10.34

***Text Omitted Pursuant to a Request for Confidential Treatment and Filed Separately

with the Securities and Exchange Commission

HUMAN SERUM ALBUMIN INGREDIENT PURCHASE AND SALE AGREEMENT

This Ingredient Purchase and Sale Agreement and its Exhibits (the “Agreement”) is made by and between Octapharma USA, Inc., a Virginia Corporation with principal offices at 121 River Street, Suite 1201, Hoboken, NJ 07030 (“Supplier”), and Ampio Pharmaceuticals., a Delaware corporation with principal offices at 5445 DTC Parkway, Suite 925 Greenwood Village, CO 80111 (“Customer”), and is made effective upon the date of last signature hereto (the “Effective Date”). Supplier and Customer are collectively referred to herein as “Parties”, or individually as a “Party”.

WHEREAS, Customer wishes to purchase Albumin (Human) from Supplier (the “Products”) through Supplier’s authorized distributor for Albumin (Human) used for ingredient purposes (listed in Exhibit C); and

WHEREAS, Supplier wishes to supply the Products to Customer through Supplier’s authorized distributor for Albumin (Human) used for ingredient purposes under the terms of this Agreement;

NOW THEREFORE, in consideration of the foregoing promises and the mutual agreements herein and other valuable consideration, the Parties agree as follows:

1.	PRODUCT SUPPLY

1.1 Supply, Forecasting, and Use of Products. Subject to the terms and conditions of this Agreement, Supplier hereby agrees to sell to Customer the quantities of Products on the shipment schedule specified in Exhibit A hereto through Supplier’s authorized distributor. Supplier shall remain fully liable for Supplier’s authorized distributor’s performance or failure to perform to the same extent as if Supplier was directly supplying Product to Customer. Each […***…] Supplier shall provide all Products subject to the minimum […***…] purchase commitment detailed below, from as few whole manufacturing lots as possible. Customer shall provide a […***…] forecast detailing the quantity of Products expected to be delivered in the relevant […***…], as well as requested delivery dates. Supplier’s authorized distributor and Customer will mutually agree on the actual ship and delivery dates. Customer agrees that it will use the Products for manufacturing purposes only. Customer further agrees that it will comply with all laws and regulations applicable to the storage, use, and disposal of the Products. Customer shall timely file a complete application with the US FDA and obtain authorization for use of the Products as a raw material in the manufacture of its products, as well as any other governmental agency that may have jurisdiction over the use of the Product as an ingredient. Upon written request customer shall provide Supplier prompt written notice of each agency which has approved the Products for use as an ingredient. Supplier shall notify Customer of any changes to the specifications for the Product.

1.2 Inspection and Acceptance. Customer shall inspect each shipment of Products within ten (10) business days of receipt. Customer may also request to inspect sample units from each shipment prior to shipping entire shipment. No testing, inspection or other action by Customer will relieve Supplier of its obligations to replace defective or non-conforming Product which, upon subsequent testing, inspection or use, proves to be defective or nonconforming. Customer shall promptly notify Supplier’s authorized distributor of any nonconformity of the Product with the applicable USP or EP Certificate of Analysis, damage or short shipment occasioned by Supplier’s authorized distributor or occurring in transit. In the event of any such damage, nonconformity, or short shipment, Customer shall promptly contact Supplier’s authorized distributor. Supplier will replace such damaged, nonconforming, or missing Product at no additional cost to Customer, and Supplier will use commercially reasonable efforts to ship any replacement Products through its authorized distributor within two (2) weeks or sooner.

1.3 Expiration of Product. Each shipment of Products shall provide a minimum shelf life of twelve (12) months measured from Customer’s date of receipt of Products.

1.4 Shipment of Products and Risk of Loss. Supplier’s authorized distributor will ship Products on a […***…] basis to the destination designated by Customer and shipped in compliance with Customer’s shipping requirements, as detailed in Exhibit A.

1.5 Prices, Payment, and Minimum/Maximum […***…] Purchase Commitment. The Price and Minimum […***…] Purchase Commitment for Products are detailed in Exhibit B. Payment terms between Supplier’s authorized distributor and Customer shall be negotiated directly between Customer and Supplier’s authorized distributor. However, payments terms shall be no less than 30 days, net 31 upon Customer’s receipt of invoice from authorized distributor. Supplier will provide a maximum of […***…] per […***…] period and will honor all orders placed by Customer in compliance with the provisions of this Agreement. Should larger volumes be required, a […***…] lead time for planning purposes is required.

1.6 Documentation. A USP and EP Certificate of Analysis and batch release OMCL certificate will be provided for each lot.

2.	REPRESENTATIONS AND WARRANTIES

Supplier hereby represents and warrants that the Products will be supplied in accordance with the terms and conditions hereunder and will be compliant with the applicable USP material data sheets providing reference standards or EP Certificate of Analysis and acknowledges that it it will notify customer of any significant changes SUPPLIER MAKES NO REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.	CONFIDENTIALITY

The Parties, together with their employees, consultants, contractors, and agents shall keep confidential and shall not, directly or indirectly, disclose, publish, or use for the benefit of any third party or itself, except in carrying out the obligations under this Agreement, any Confidential Information (as defined below) of the other Party without first having obtained the other Party’s written consent to such disclosure or use. “Confidential Information” shall include, but not be limited to, data, know-how, analyses, processes, manufacturing protocols, standard operating procedures, compilations, forecasts, studies, raw materials, research and development information, sales data, pricing information, customer lists, production methods, records and other documents and other similar and related information concerning the disclosing Party’s business, financial condition, operations, and technical expertise and know-how. This restriction shall not apply for Confidential Information which:

(a) is, or becomes public knowledge without fault on the part of the receiving Party or its employees, consultants, contractors, or agents; or

(b) the receiving Party can establish by competent proof, was in the receiving Party’s possession at the time of disclosure and was not acquired, directly or indirectly from the disclosing Party; or

(c) the receiving Party receives from a third party, provided that such Confidential Information was not obtained directly or indirectly from the disclosing Party; or

(d) is required to be disclosed by order of a court of competent jurisdiction or governmental authority, but only to the extent of and for the purpose of such order, and provided that the receiving Party has timely informed the disclosing Party of all such proceedings so that the disclosing Party may attempt to limit such disclosure of confidentiality; or

(e) is used by Customer as part of its regulatory submission to the regulatory authority from which Customer is seeking approval for the use of the Products as an ingredient and written notice that such application has been or will be submitted is provided to Supplier. The terms of this confidentiality provision shall survive any termination or expiration of this Agreement.

4.	INDEMNIFICATION AND LIMITATION ON LIABILITY

4.1 Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless Customer and its affiliates and the directors, officers, employees, agents and counsel of the foregoing from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) instituted by third parties (collectively, “Claims”) for (i) any defect in the Products, including that which results in personal injury or death, arising out of or in connection with, or as a result of, Supplier’s breach of a term of this Agreement, (ii) infringement of such third party’s patent rights as a result of Customer’s use of the Product set forth herein, (iii) and/or negligent or willful misconduct of Supplier in connection with the performance of its obligations under this Agreement, except to the extent caused by the negligence or willful misconduct of the Customer, its agents, assigns or contractors or in the event it or its agents, assigns or contractors are claimed to have breached any of the national, regional or local laws or administrative codes of the country, state or territory where the product was sold.

4.2 Indemnification by Customer. Customer shall indemnify, defend and hold harmless Supplier and its affiliates and the directors, officers, employees, agents and counsel of the foregoing from and against any and all liabilities, damages, losses, liens, costs or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation and/or arbitration) arising out of or in connection with, or as a result of, any use of the Products. This shall include actions instituted by third parties (collectively, “Claims”) for personal injury, arising out of or in connection with, or as a result of, any use or marketing of the Products, breach of Customer’s obligations hereunder, or the negligence or willful misconduct of Customer in connection with the performance of its obligations under this Agreement, except to the extent caused by the negligence or willful misconduct of Supplier, and its agents, assigns or contractors.

4.3 Indemnification Procedure. Promptly after learning of the occurrence of any event which may give rise to a right of indemnification specified in this Section 4 the indemnitee hereunder shall give written notice of such matter to the indemnitor. The indemnitee shall cooperate with the indemnitor in the negotiation, compromise and defense of any such matter. The indemnitor shall be in charge of and control such negotiations, compromise and defense and shall have the right to select counsel with respect thereto, provided that the indemnitor shall promptly notify the indemnitee of all developments in the matter. Without releasing any liability, obligation or undertaking of the indemnitor, the indemnitee may, at its sole discretion and expense, participate in any such proceedings through counsel of its own choosing. The indemnitor may not, without the prior written consent of the indemnitee, enter into any compromise or settlement of any such matter the terms of which (i) are not confidential, (ii) in any way admit the indemnitee’s liability or (iii) require the indemnitee to take or refrain from taking any action or make any payment; and the indemnitee shall not be bound by any such compromise or settlement absent its prior consent.

4.4 No Indirect Damages. Notwithstanding any other provision of this Agreement to the contrary, neither Party shall not be liable hereunder to the other Party or any other party for any loss of use, interruption of business, or any other indirect, special, incidental, exemplary, punitive or consequential damages of any kind (including lost profits) regardless of the form of action, whether contract, tort (including negligence), strict product liability or otherwise, even if the aggrieved party has been advised of the possibility of such damages.

4.5 Limitation on Liability. Other than with respect to a Party’s indemnification obligations, each Party’s maximum liability to the other Party arising out of this Agreement shall be limited to the monetary amount actually paid or payable hereunder by Customer under this Agreement.

4.6 TERM AND TERMINATION

4.7 Term. The term of this Agreement will commence on the Effective Date and remain in effect through and including the last calendar day of the fifth (5th) year after the Effective Date. As an example, if the Effective Date of this Agreement is September 1, 2013, then the termination date of the Agreement would be December 31, 2018. Upon mutual, written agreement between the Supplier and Customer, Supplier and Customer reserve the right to, upon completion of the second full contract year, extend this Agreement for an additional five years subject to the provisions of this Agreement.

4.8 Termination. Either Party may terminate this Agreement upon the breach of a material term of this Agreement by the other Party if such Party fails to cure the material breach within thirty (30) days of receiving written notice of such material breach from the non-defaulting Party. Supplier may terminate this Agreement for any reason upon three hundred sixty-five (365) days prior written notice to Customer. Additionally, Customer may terminate this Agreement for any reason upon one hundred twenty (120) days prior written notice to Supplier. Except as provided below, if Customer terminates this Agreement without cause, Customer shall […***…] in which the notice to Supplier is received by Supplier. If the US FDA or any other regulatory body to which Customer has applied declines to approve Customer’s final application for use of the Products as an ingredient and Customer terminates this Agreement without cause, then Customer shall not be required to […***…]. Similarly, if the US FDA or similar regulatory body outside the US delays approval beyond the anticipated timeframe specified in Exhibit A, Supplier agrees to […***…].

4.9 Effect of Breach or Termination. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Upon any termination of this Agreement, each Party shall promptly return to the other Party all Confidential Information received from such other Party (except one copy of which may be retained for archival purposes).

4.10 Survival. Sections 1.2, 1.3, 1.4, 1.6 (each, until satisfied), and Articles 2, 3 and 4, Section, and Articles 6 and shall survive the expiration or termination of this Agreement for any reason.

5.	TRADEMARKS

Customer shall have no right or license in the trademarks of Supplier or any of its affiliates. As between Customer and Supplier, all right, title and interest in the Supplier trademarks shall belong exclusively to Supplier or its affiliate, and all uses of the Supplier trademarks shall inure to the benefit of Supplier or its affiliate for all purposes.

6.	MISCELLANEOUS

6.1 Governing Law; Jurisdiction. This Agreement, and any disputes arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the laws of New York State, excluding its rules governing conflicts of laws. The sole and exclusive venue for all disputes arising out of or relating in any way to this Agreement shall be in New York State and United States Federal Courts sitting in New York County, New York. The Parties consent to the personal jurisdiction and venue of such courts and further consent that any process, notice of motion or other application to either such court or a judge thereof may be served outside New York State by registered or certified mail or by personal service, provided that a reasonable time for appearance is allowed.

6.2 Notices. All notices and other communications hereunder or in connection herewith (except for purchase orders) shall be validly given or made if in writing and shall be effective either (a) when delivered in person to the other Party, or (b) two (2) days after being addressed to the Party at the address specified below, and sent by nationally recognized express courier service. Unless and until subsequently changed by notice given in accordance with this Section 7, the addresses of the Parties for purposes of all notices and communications hereunder shall be as follows:

If to Supplier:	If to Customer:

Flemming Nielsen President Octapharma USA, Inc. 121 River Street, Suite 1201 Hoboken, NJ 07030 (201) 604-1130	Josh Disbrow, Chief Operating Officer Ampio Pharmaceuticals, Inc 5445 DTC Parkway, Suite 925 Greenwood Village, CO 80111

Copy: Susanna S. Piller, Esq. Stafford, Piller, Murnane, Plimpton, Kelleher & Trombley PLLC One Cumberland Avenue P.O. Box 2947 Plattsburgh, NY 12901 (518) 561-4400	Copy: Stephen M. Davis Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 T: 212-813-8804

6.3 Insurance. Supplier and Customer each agree to maintain and keep in full force and effect during the entire term of this Agreement, at their own expenses and costs, general liability insurance covering their respective activities and obligations contemplated under this Agreement, in the minimum amount of $[…***…]. . Upon request, each Party shall furnish the other Party with a certificate of insurance evidencing such coverage.

6.4 Force Majeure. Any delay or failure in the performance of any of the duties (except the payment of money) or obligations of any Party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God; acts of the public enemy; insurrections; riots; embargoes; fires; explosions; product recalls plant failures; actions or decisions by governmental authorities or courts of law that limits or restricts the production or distribution of the Products; floods; energy; failure of Supplier’s suppliers (but not Supplier’s authorized distributor), or other causes beyond the control and without the fault or negligence of the Party so affected. The Party so affected shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its reasonable best efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than two (2) months, the Parties hereto shall consult with respect to an equitable solution, including the possible termination of this Agreement.

6.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

6.6 Assignability. This Agreement shall be binding on and inure solely to the benefit of the Parties hereto and their respective successors and assigns; provided however, this Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of the other Party, which shall not be unreasonably withheld, and any such attempt at assignment shall be void and unenforceable, except that either party may assign this Agreement without consent to a successor-in-interest pursuant to a sale or transfer of all or substantially all of the assets of the business to which this Agreement pertains.

6.7 Independent Contractor. All Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Customer or Suppliers as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any third party.

6.8 Publicity. No Party shall issue any press release or other publicity in connection with this Agreement without the other Party’s prior written consent. No Party shall publicize or otherwise disclose the terms of the Agreement without the prior written approval of the other Party, unless required by law. If disclosure is required by law, the relevant Party shall notify the other Party in writing thirty (30) days prior to the date of disclosure and shall consult on the necessity and content of the disclosure. Supplier acknowledges that Customer may need to disclose Supplier’s PMF and CTD Modules 2 and 3 to regulatory authorities as part of its application to seek approval for use of the Products as an ingredient, and that such disclosures will be subject to notification of Supplier, but not prior written approval requirement. Neither Party shall use the names of the other Party, its officers, employees and agents for purposes of any public commercial activity without such other Party’s prior written consent.

6.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

6.10 Complete Agreement. This Agreement with its Exhibits, when executed, shall constitute the entire Agreement, both written and oral, between the Parties with respect to the subject matter hereof, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and duly executed on behalf of both Parties. To the extent there is a conflict or inconsistency between the body of this Agreement and any Exhibit, the body of this Agreement shall prevail.

6.11 Headings. The captions to the several sections and articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

6.12 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both together shall be deemed to be one and the same agreement.

SIGNATURES BEGIN ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

Octapharma USA, Inc.		Ampio Pharmaceuticals, Inc.

By:	/s/ Flemming Nielsen	By:	/s/ Michael Macaluso
Name:	Flemming Nielsen	Name:	Michael Macaluso
Title:	President	Title:	CEO

Date:	10/10/2013	Date:	9/27/2013

EXHIBIT A

QUANTITIES OF PRODUCTS

Albumin (Human):

Purchases to be shipped to the address listed below, pursuant to […***…]:

Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc

5445 DTC Parkway, Suite 925

Greenwood Village, CO 80111

Shipping Instructions: To Be Provided by Customer prior to initial shipment

MINIMUM […***…] PURCHASE COMMITMENT (MAC)

[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

[Note: Customer anticipates approval in the […***…] time frame.]

Customer shall submit, to both Supplier and Supplier’s authorized distributor, a […***…] forecast of volumes, which forecasts shall be due by the first business day of every […***…]. The first forecast shall be due starting with the beginning of the first full […***…] of the term of this Agreement. Once each forecast is submitted, the […***…] forecast volumes will become binding purchase obligations by the customer and binding supply obligations for the Supplier for those […***…] respectively. If Customer does not place an order and take delivery for those quantities or only orders and takes delivery for a part of those quantities, the Supplier’s authorized distributor may supply the shortfall to Customer and invoice Customer for up to the full volumes for those […***…].

For each successive forecast, the prior forecast’s volumes in […***…] through […***…] shall move up and become the forecast of […***…] through […***…] in the new forecast and a new volume shall be entered for […***…]. As the prior forecast’s […***…] volume is already binding, it will move unchanged into the new forecast’s […***…] forecast. As the prior forecast’s […***…] volume is moved into the new forecast’s […***…] forecast, it may be changed at that time up to […***…] in […***…] from the prior forecast. As the prior forecast’s […***…] volume is moved into the new forecast’s […***…] forecast, it may be changed at that time up to […***…] in […***…] from the prior forecast.

Any deviation or exception to the above shall be at the sole discretion of the Supplier and shall be agreed to in writing.

EXHIBIT B

PRICES FOR PRODUCTS

Strength	Bottle size	Price
[…***…]	[…***…]	[…***…]*

*	Price includes […***…]. Supplier will notify Customer of any material changes in the foregoing […***…].

Price does include […***…].

Bill to:

Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc

5445 DTC Parkway, Suite 925

Greenwood Village, CO 80111

EXHIBIT C

AUTHORIZED DISTRIBUTOR

Nova Biologics, Inc.

1714 Ord Way

Oceanside, CA 92056

Phone:760-630-5700

Fax:760-630-5777

NOVA Biologics, Inc.

By:	/s/ Michael Crowley Sr.
Name:	Michael Crowley Sr.
Title:	CEO

Date:	10/7/2013